COCA-COLA ENTERPRISES INC.                          NEWS RELEASE
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   CONTACT:  Laura Asman - Media Relations
             (770) 989-3023

             Margaret Carton - Investor Relations
             (770) 989-3622

   FOR IMMEDIATE RELEASE

         COCA-COLA ENTERPRISES INC. ANNOUNCES INCREASE IN

       THIRD-QUARTER 1996 STOCK-PERFORMANCE RELATED EXPENSES

        ATLANTA, October 2, 1996 -- Coca-Cola Enterprises today announced that the Company anticipates increased expenses for existing stock-based compensation and benefits plans in the third quarter of 1996 compared to the Company's original 1996 expectations and third-quarter 1995 costs. Based on the Company's 70 percent year-to-date 1996 stock price growth, including a 32 percent third-quarter increase, Coca-Cola Enterprises will increase certain stock-related Selling, General and Administrative (SG&A) Expenses, primarily noncash amortization expenses, by approximately $19 million, or 10 cents per common share after tax, in the third quarter of 1996.

         "Even with these incremental SG&A Expenses which are a result of the increase in our stock price, we have not changed our outlook for at least 9 percent comparable cash operating profit growth in 1996, nor our outlook for strong earnings per share growth in 1996 and beyond," commented Summerfield K. Johnston, Jr., vice chairman and chief executive officer of Coca-Cola Enterprises.

        Expenses resulting from the Company's performance-based restricted stock and stock option plans represent approximately $11 million of the incremental SG&A Expenses, and will increase noncash amortization expense with no impact on cash operating profit or cash flow. The Company believes that these performance-based stock compensation plans are effective tools for maximizing results and share-owner value. The remaining $8 million of the incremental SG&A Expenses relate to certain stock-based employee benefits plans and will reduce cash operating profit.

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        Based on current operating trends, even with the
   incremental stock-related employee benefits expense, management expects full-year 1996 comparable cash operating profit growth of 9 percent that should translate into 20 to 25 percent comparable earnings per share growth. Due to the Company's evaluation of financial tools to mitigate stock-related expenses and the significant cost already expensed for these programs, the Company expects stock-related SG&A Expenses will decline substantially in future periods.

        Coca-Cola Enterprises Inc. (NYSE: CCE) is the world's largest bottler of liquid nonalcoholic refreshment, distributing more than 57 percent of The Coca-Cola Company's United States bottle and can volume. Coca-Cola Enterprises is also the sole licensed bottler for products of The Coca-Cola Company in the Netherlands, Belgium, and most of France. The Company also has pending transactions to acquire bottling operations in Great Britain, and Nora Beverages Inc., producer of the Canadian bottled water Naya.

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